Exhibit 10.3

AMENDMENT TO HCP, INC. EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is made and entered into on April 5, 2013 (the “Effective Date”), by and between HCP, Inc. (the “Company”) and James W. Mercer (“Executive”).

RECITALS

WHEREAS, the Company and the Executive entered into an Employment Agreement on October 25, 2012 (the “Agreement”); and

WHEREAS, the Company and the Executive now wish to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned, intending to be legally bound hereby, agree as follows:

1.         Unless otherwise defined in this Amendment, capitalized terms used herein shall have the meanings ascribed to such terms in the Agreement.

2.         Section 5(e) of the Agreement is hereby amended and restated to read as follows:

Change in Control Plan.  Notwithstanding the foregoing provisions, in the event that Executive would be entitled to severance benefits under the Company’s Change in Control Severance Plan, or any successor plan thereto (the “CIC Plan”), in connection with a termination of his employment described in Section 5(b) or Section 5(d) above, Executive will be entitled to receive the benefits provided under the CIC Plan; provided that Executive acknowledges and agrees that he shall not be entitled to receive any “Gross-Up Payment” (as defined in Exhibit C of the CIC Plan) or any other benefits set forth under Exhibit C of the CIC Plan.  In no event will Executive be entitled to receive severance benefits under both the CIC Plan and this Agreement.

In the event that any of the payments and other benefits provided under this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (“Excise Tax”), then Executive’s payments and benefits under this Agreement or otherwise shall be payable either

(A)       in full (with the Executive paying any excise taxes due), or

(B)       in such lesser amount which would result in no portion of such payments or benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits under this Agreement or otherwise, notwithstanding that all or some portion of such payments or benefits may be taxable under Section 4999 of the Code.  Any reduction in the payments and benefits required by this Section will made in the following order: (i) reduction of cash payments; (ii) reduction of accelerated vesting of equity awards other than stock options; (iii) reduction of accelerated vesting of stock options; and (iv) reduction of other benefits paid or provided to Executive.

3.         Except as modified by this Amendment, the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment, in the case of the Company by a duly authorized officer, on the day and year written below.

HCP, INC.

By: /s/ James F. Flaherty III	Date: April 5, 2013
James F. Flaherty III
Chairman of the Board and
Chief Executive Officer

EXECUTIVE:

/s/ James W. Mercer	Date: April 5, 2013
James W. Mercer